Free Writing Prospectus

Filed Pursuant to Rule 433

Dated December 9, 2014

Registration Statement No. 333-199204-01

NEW ISSUE:	$325 mm California Republic Bank (CRART) 2014-4 Prime Auto

SOLE BOOKRUNNER:	CREDIT SUISSE	PUBLIC/SEC REGISTERED

CLS	$AMT-MM	WAL	S&P	DBRS	P.WIN	L.FIN	BNCH	SPD	YLD%	CPN%	$PX
A-1	45.500	0.24	A-1+(sf)	R-1(high)(sf)	1-5	12/15/15	IntL		0.250	0.25000	100.00000
A-2	91.000	0.95	AAA(sf)	AAA(sf)	5-18	09/15/17	EDSF	+38	0.781	0.77	99.99077
A-3	78.000	2.00	AAA(sf)	AAA(sf)	18-31	01/15/19	IntS	+45	1.281	1.27	99.98503
A-4	80.760	3.27	AAA(sf)	AAA(sf)	31-50	06/15/20	IntS	+53	1.852	1.84	99.98450
B	18.850	4.23	A(sf)	A(sf)	50-51	11/16/20	IntS	+100	2.591	2.57	99.97149
C	10.890	4.24	BBB(sf)	BBB(sf)	51-51	09/15/21	IntS	+200	3.593	3.56	99.97489

EXPECTED SETTLE	DECEMBER 18, 2014
FIRST PMT DATE	JANUARY 15, 2015
PRICING SPEED	1.30% ABS TO 10% CALL
REGISTRATION	PUBLIC/SEC REGISTERED
ERISA ELIGIBLE	YES
MIN DENOMS	$1,000 X $1,000
BLOOMBERG TICKER	CRART 2014-4
BILL & DELIVER	CREDIT SUISSE

The depositor has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor or the issuing entity have filed with the SEC for more complete information about the depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, the underwriter or any dealer participating in this offering will arrange to send you the prospectus supplement and the prospectus if you request it by calling toll free 1-800-221-1037.